EXHIBIT 99.1


  PLX Technology, Inc. Reports Third Quarter 2007 Financial Results

    --  PCI Express Revenues Grow 20% Sequentially

    --  Company Builds Upon Industry-Leading PCI Express Gen 1
        Portfolio with Introduction of Gen 2 Switch Family

    Business Editors/High-Tech Editors

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Oct. 22, 2007--PLX Technology, Inc. (NASDAQ:PLXT) today announced financial results for the third quarter ended September 30, 2007.

    "In the third quarter, we continued to improve company financial results and our leadership position in the PCI Express market," said Michael Salameh, PLX(R) Technology president and chief executive officer.

    "We achieved 20 percent sequential revenue growth in our PCI Express product line, which comprised 36 percent of our third quarter revenues. In September, we announced the first chips of our Gen 2 PCI Express product family, including five switches ranging in capacity from 12 lanes to 48 lanes, plus four additional Gen 1 chips. Since we launched the PCI Express product line, we have shipped production units, samples or development systems to more than 750 customers - about 50 percent more than this time last year. This is an indication of the broad adoption of the PCI Express standard in general and our products in particular.

    "We are pleased to see continued broadening of our customer base and the types of applications and market segments using our PCI Express chips. Last week, we announced a switch design in HP's ProLiant DL580 G5 server, which is one example of the many types of products that use our chips. PCI Express technology is becoming widely adopted in many markets and our revenue producing applications include servers, storage systems, host bus adapters, graphics adapters, HDTV encoders, embedded computers and communications."

    For the third quarter ended September 30, 2007, PLX reported net revenues of $21.2 million, a one percent increase from the $21.0 million reported in the third quarter ended September 30, 2006, and a seven percent increase from the $19.8 million reported in the second quarter ended June 30, 2007. Net income for the third quarter ended September 30, 2007, under U.S. generally accepted accounting principles (GAAP), which included the effect of acquisition-related amortization of $0.2 million and share-based compensation of $1.0 million, was $1.0 million, or income of $0.03 per share (diluted). This compared to GAAP net income of $1.0 million, or $0.04 per share (diluted), in the third quarter ended September 30, 2006, and a GAAP net loss of $82,000, or $0.00 per share (diluted), in the second quarter ended June 30, 2007.

    The Company's gross margin for the third quarter ended September 30, 2007, was 61.8 percent, as compared with 58.0 percent for the third quarter ended September 30, 2006, and 58.9 percent for the second quarter ended June 30, 2007. The increase in gross margin was driven by improved PCI Express gross margins and changes in product mix.

    Operating expenses under GAAP for the third quarter ended
September 30, 2007, were $12.0 million, as compared to $12.6 million for the second quarter ended June 30, 2007. The sequential decrease was due primarily lower engineering cost, share-based compensation and acquisition-related amortization.

    The Company's balance sheet remained strong. At September 30,
2007, cash and investments were $49.3 million, compared to $42.3 million at December 31, 2006. Additionally, there continues to be no debt.

    Business Outlook

    The following statements are based on current expectations. The Company does not intend to update, confirm or change this guidance until its fourth-quarter earnings release, although it may provide additional detail regarding its guidance on today's scheduled conference call.

    -- Net revenues for the fourth quarter ended December 31, 2007, are expected to be between $21.5 million and $22.5 million, with approximately 42 percent of total net revenues attributable to PCI Express products.

    --  Gross margins are expected to be approximately 60 percent.

    -- Operating expenses under GAAP are expected to be $13.2 million. The increase in operating expenses is driven by expenditures related to the cost for tape-out for several new products. Included in operating expenses are share-based compensation and acquisition-related amortization, which are expected to be approximately $1.4 million.

    PLX management plans to conduct a conference call today at 2:00 p.m. PDT to discuss its third-quarter financial results, as well as its fourth-quarter outlook. There will also be a live Webcast and a replay of the conference call available through the Investors section of the PLX Web site at www.plxtech.com/investors. To dial into the live Webcast, please call 913.312.1497. A recorded replay of this Webcast will be available on the PLX Website beginning 5:00 p.m. (PDT) on October 22, 2007, through 5:00 p.m. (PDT) on October 29, 2007. To listen to the replay via telephone, call 719.457.0820, and use access code 3495486. The Webcast can also be accessed through www.ccbn.com.

    For the live Webcast, listeners should go to the PLX Investors page at least 15 minutes before the event starts to download and install any necessary audio software. The archived Webcast is typically available one to two hours after the end of the live call.

    About PLX

    PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is the world's leading supplier of PCI Express and other standard I/O interconnect semiconductors to the communications, server, storage, embedded-control, and consumer markets. The Company provides a competitive advantage through an integrated combination of experience, high-performance silicon, hardware and software design tools, and global partnerships. These innovative solutions enable customers to develop equipment with industry-leading performance, scalability and reliability that allows them to bring designs to market faster.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995

    This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These include statements about the Company's estimated revenues, estimates of revenues attributable to certain products, estimated expenses, and estimated gross margins for the fourth quarter of 2007, which are set forth under the caption "Business Outlook," and statements regarding the PCI Express products. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. Factors that could cause actual results to differ materially include risks and uncertainties, such as reduced demand for products of electronic equipment manufacturers, which include the Company's products, adverse economic conditions in general or those specifically affecting the Company's markets, reduced acceptance of the Company's PCI Express products, technical difficulties and delays in the development process, errors in the products, reduced backlog for the Company's customers and unexpected expenses. Please refer to the documents filed by the Company with the SEC from time to time, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2006 and PLX's quarterly report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2007, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

    PLX and the PLX logo are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions. All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies.

                         PLX TECHNOLOGY, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)
               (in thousands, except per share amounts)

                          Three Months Ended         Nine Months Ended
                  September 30 September 30 June 30    September 30
                                                     -----------------
                      2007         2006       2007     2007      2006
                  ------------ ------------ -------- --------- -------

Net revenues (1)  $     21,216 $     21,046 $19,764  $ 59,620  $60,462
Cost of revenues
 (1)                     8,108        8,836   8,118    23,489   24,558
                  ------------ ------------ -------- --------- -------
Gross margin            13,108       12,210  11,646    36,131   35,904

Operating
 expenses:
  Research and
   development           5,870        5,396   6,143    17,755   15,310
  Selling,
   general and
   administrative        5,912        5,609   6,061    18,143   17,266
  Amortization of
   purchased
   intangible
   assets                  241          440     357     1,038    1,433
                  ------------ ------------ -------- --------- -------
Total operating
 expenses               12,023       11,445  12,561    36,936   34,009

Income (loss)
 from operations         1,085          765    (915)     (805)   1,895
Interest income
 and other, net            624          484     607     1,805    1,247
                  ------------ ------------ -------- --------- -------

Income (loss)
 before provision
 (benefit) for
 income taxes            1,709        1,249    (308)    1,000    3,142
Provision
 (benefit) for
 income taxes              712          227    (226)      357      298
                  ------------ ------------ -------- --------- -------

Net income (loss) $        997 $      1,022 $   (82) $    643  $ 2,844
                  ============ ============ ======== ========= =======

Basic net income
 (loss) per share $       0.03 $       0.04 $ (0.00) $   0.02  $  0.10
                  ============ ============ ======== ========= =======
Shares used to
 compute basic
 per share
 amounts                28,748       28,241  28,674    28,689   28,070
                  ============ ============ ======== ========= =======
Diluted net
 income (loss)
 per share        $       0.03 $       0.04 $ (0.00) $   0.02  $  0.10
                  ============ ============ ======== ========= =======
Shares used to
 compute diluted
 per share
 amounts                29,254       28,783  28,674    29,142   28,843
                  ============ ============ ======== ========= =======

(1) Net revenues and cost of revenues for the nine months ended
 September 30, 2006 include a one-time pick-up in revenue of $2.8 million and $0.9 million, respectively, which result from a change in accounting for revenues to distributors.

                         PLX TECHNOLOGY, INC.

                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                             September 30  December 31
                                                 2007        2006 (1 )
                                             ------------- -----------
                                              (unaudited)
ASSETS

  Cash and investments                       $     49,326  $   42,323
  Accounts receivable, net                          8,848       8,491
  Inventories                                       8,260       8,295
  Property and equipment, net                      29,516      28,744
  Goodwill                                         34,976      34,976
  Other intangible assets                           1,820       2,856
  Other assets                                      3,664       2,263
                                             ------------- -----------
Total assets                                 $    136,410  $  127,948
                                             ============= ===========

LIABILITIES

  Accounts payable                           $      7,081  $    2,995
  Accrued compensation and benefits                 2,202       2,417
  Accrued commissions                                 505       1,100
  Other accrued expenses                              816         500
                                             ------------- -----------
Total liabilities                                  10,604       7,012

STOCKHOLDERS' EQUITY

  Common stock, par value                              29          29
  Additional paid-in capital                      133,026     128,735
  Accumulated other comprehensive loss               (160)        (96)
  Accumulated deficit                              (7,089)     (7,732)
                                             ------------- -----------
Total stockholders' equity                        125,806     120,936
                                             ------------- -----------
Total liabilities and stockholders' equity   $    136,410  $  127,948
                                             ============= ===========

(1) Derived from audited financial statements

                         PLX TECHNOLOGY, INC.
                          SUPPLEMENTAL DATA
                             (Unaudited)

                                                           3Q07  3Q07
                                                            vs    vs
                               Percentage of Net Revenues   3Q06  2Q07
                                                           -----------
                                3Q07      3Q06      2Q07     %     %
                               ------- ----------- ------- ----- -----
Net Revenues by Geography
Americas                         28.3%       30.6%   29.4%  (7%)    3%
Asia Pacific                     60.2%       57.0%   60.5%   6%     7%
Europe                           11.5%       12.4%   10.1%  (7%)   22%

                                Share-Based Compensation
                                     (in thousands)
                                3Q07      3Q06      2Q07
                               ------- ----------- -------
Manufacturing                  $   12      $   13  $   13
Research and development          376         485     422
Selling, general and
 administrative                   622         674     777
                               ------- ----------- -------
                               $1,010      $1,172  $1,212
                               ======= =========== =======


    CONTACT: PLX Technology, Inc.
             Arthur O. Whipple, CFO, 408-774-9060 (Company contact) investor-relations@plxtech.com or
             CommonGround Communications (for PLX)
             Jerry Steach, 415-222-9996 (Editorial contact) jsteach@plxtech.com